Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On March 5, 2024 (“Closing Date”), Atlas Energy Solutions Inc., a Delaware corporation (the “Company” or “Atlas”), consummated the previously announced transaction (the “Hi-Crush Transaction”) pursuant to that certain Agreement and Plan of Merger, dated February 26, 2024 (the “Merger Agreement”), by and among the Company, Atlas Sand Company, LLC (“Atlas LLC”), a Delaware limited liability company (“Purchaser”), Wyatt Merger Sub 1 Inc., a Delaware corporation and direct, wholly-owned subsidiary of Purchaser, Wyatt Merger Sub 2, LLC (“Merger Sub”), a Delaware limited liability company and direct, wholly-owned subsidiary of Purchaser, Hi-Crush Inc., a Delaware corporation (“Hi-Crush”), each stockholder that had executed the Merger Agreement or a joinder thereto (each a “Hi-Crush Stockholder” and, collectively, the “Hi-Crush Stockholders”), Clearlake Capital Partners V Finance, L.P., solely in its capacity as the Hi-Crush Stockholders’ representative and HC Minerals Inc., a Delaware corporation (collectively, the “Parties”), pursuant to which Atlas acquired substantially all of Hi-Crush’s Permian Basin proppant production and logistics businesses and operations in exchange for (i) cash consideration of $140.1 million, (ii) 9.7 million shares of Atlas’s Common Stock, par value $0.01 per share (the “Common Stock,” and such issuance, the “Stock Consideration”), issued at Closing (as defined below), and (iii) a secured paid-in-kind (“PIK”) toggle seller note in an initial aggregate principle amount of $111.8 million with a final maturity date of January 31, 2026 (the “Deferred Cash Consideration Note”).

In accordance with the Merger Agreement, Purchaser issued a secured seller promissory note in favor of the Hi-Crush Stockholders in the original aggregate principal amount of $111.8 million, subject to customary purchase price adjustments, and payable in cash or in kind, at the Purchaser’s election. The Deferred Cash Consideration Note will mature on January 31, 2026, and bears interest at a rate of 5.00% per annum if paid in cash, or 7.00% per annum if PIK by automatically increasing the principal amount of the Deferred Cash Consideration Note (in which case the principal owing to each Noteholder shall be ratably increased) by the amount of such PIK Interest on the interest payment date. Interest on the Deferred Cash Consideration Note is payable quarterly in arrears beginning March 29, 2024 through maturity.

Financing Transactions

First Amendment to ABL Credit Agreement

On February 22, 2023, the Company certain of its subsidiaries, as guarantors, Bank of America, N.A., as administrative agent (the “ABL Agent”), and certain financial institutions party thereto as lenders (the “2023 ABL Lenders”) entered into a Loan, Security and Guaranty Agreement (the “2023 ABL Credit Agreement”).

On February 26, 2024, Purchaser and certain other subsidiaries of the Company entered into that certain First Amendment to Loan, Security and Guaranty Agreement (the “ABL Amendment”), among Purchaser, the subsidiary guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent (the “ABL Agent”). The ABL Amendment amends that certain Loan, Security and Guaranty Agreement dated as of February 22, 2023 (the “ABL Credit Agreement”), among Purchaser, the subsidiary guarantors party thereto from time to time, the lenders party thereto from time to time and the ABL Agent.

Among other things, the ABL Amendment (a) will, subject to certain conditions to be satisfied in connection with Closing, increase the revolving credit commitment amount under the ABL Credit Agreement from $75 million to $125 million and extend the maturity date of the ABL Credit Agreement from February 22, 2028 to February 26, 2029 and (b) modified certain other terms of the ABL Credit Agreement.

Borrowings under the 2023 ABL Credit Facility bear interest, at Atlas LLC’s option, at either a base rate or Term SOFR, as applicable, plus an applicable margin based on average availability as set forth in the 2023 ABL Credit Agreement. Term SOFR loans bear interest at Term SOFR for the applicable interest period plus an applicable margin, which ranges from 1.50% to 2.00% per annum based on average availability as set forth in the 2023 ABL Credit Agreement. Base rate loans bear interest at the applicable base rate, plus an applicable margin, which ranges from 0.50% to 1.00% per annum based on average availability as set forth in the 2023 ABL Credit Agreement. In addition to paying interest on outstanding principal under the 2023 ABL Credit Facility, Atlas LLC is required to pay a commitment fee which ranges from 0.375% per annum to 0.500% per annum with respect to the unutilized commitments under the 2023 ABL Credit Facility, based on the average utilization of the 2023 ABL Credit Facility. Atlas LLC is required to pay customary letter of credit fees, to the extent that one or more letter of credit is outstanding.

First Amendment to Term Loan Credit Agreement

On July 31, 2023, Atlas LLC entered into the 2023 Term Loan Credit Agreement (“Credit Agreement”).

On February 26, 2024, the Company, Purchaser, and certain other subsidiaries of the Company entered into that certain First Amendment to Credit Agreement (the “Term Loan Amendment”), among Company, Purchaser, the lenders party thereto and Stonebriar Commercial Finance, LLC, a Delaware limited liability company, as administrative agent (the “Term Agent”). The Term Loan Amendment amends that certain Credit Agreement dated as of July 31, 2023 (the “Term Loan Credit Agreement”), among Purchaser, the lenders party thereto from time to time and the Term Agent.

Among other things, the Term Loan Amendment (a) provided an incremental delayed draw term loan facility in the aggregate principal amount of up to $150 million at an interest rate expected to be approximately 10.86% and (b) modified certain other terms of the Term Loan Credit Agreement.

Corporate Reorganization

Up-C Simplification

On October 2, 2023, AESI Holdings Inc. (“Old Atlas”) and the Company completed the Up-C Simplification (the “Up-C Simplification”) as contemplated by the Master Reorganization Agreement in order to, among other things, reorganize under a new public holding company and eliminate Old Atlas’s “up-C” and dual-class stock structure. Pursuant to the Master Reorganization Agreement, (a) AESI Merger Sub Inc. (“PubCo Merger Sub”) merged with and into Old Atlas (“Pubco Merger”), as a result of which (i) each share of Old Atlas Class A Common Stock then issued and outstanding was exchanged for one share of Common Stock of the Company, (ii) all of the shares of Old Atlas Class B Common Stock then issued and outstanding were surrendered and cancelled for no consideration and (iii) Old Atlas survived the PubCo Merger as a direct, wholly-owned subsidiary of the Company; and (b) Atlas Operating Merger Sub, LLC, (“Opco Merger Sub”) merged with and into Atlas Operating, as a result of which (i) each Operating Unit then issued and outstanding, other than those Operating Units held by Old Atlas, was exchanged for one share of Common Stock of the Company and (ii) Atlas Operating became a wholly-owned subsidiary of the Company. After completion of the Up-C Simplification, the Company replaced Old Atlas as the publicly held entity and, through its subsidiaries, conducts operations previously conducted by Old Atlas, and Old Atlas remains the managing member of Atlas Operating. As a result of the Up-C Simplification, the Company’s previous dual class structure was eliminated, and the Company now trades under a single class of common stock. For further details regarding the Up-C Simplification, please refer to the Company’s quarterly financial statements for the period ended March 31, 2024.

Adjustments to Pro Forma Financial Statements

Adjustments included in the unaudited pro forma condensed combined financial statements include:

•	the impact of presentation adjustments to conform Hi-Crush policies to those of Atlas and conform combined balances to presentation standards (“Reclassification Adjustments”)

•	the impact of the Hi-Crush Transaction, the initial public offering (“IPO”), and transactions occurring under the Up-C Simplification reorganization (collectively, the “Transactions”) (“Transaction Adjustments”)

•	the impact of financing transactions, including the ABL Amendment and Term Loan Amendment (“Financing Adjustments”)

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of Atlas and the combined carve-out balance sheet of Hi-Crush giving effect to the Hi-Crush Transaction as if it had been consummated on December 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, combines the historical consolidated statement of operations of Atlas and the combined carve-out statement of operations of Hi-Crush giving effect to the Hi-Crush Transaction as if it had been consummated on January 1, 2023. In addition, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 gives effect to the IPO and transactions occurring under the Up-C Simplification reorganization (collectively, the “Corporate Reorganization Adjustments”) as if they had occurred on January 1, 2023.

The unaudited pro forma condensed combined financial statements have been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information. The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the historical consolidated and combined carve-out financial statements, and related notes thereto, of Atlas and Hi-Crush, respectively, for the periods presented.

In addition, the unaudited pro forma financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position would have been had the Hi-Crush Transaction occurred on the dates presented, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of December 31, 2023

(in thousands of U.S. Dollars)

			Pro Forma Adjustments
	Atlas Energy Solutions Inc.	Hi- Crush Inc.	Reclassification Adjustments	(Note)	Transaction Adjustments	(Note)	Financing Adjustments	(Note)	Pro Forma Combined
			(Note 3)		(Note 4)		(Note 5)
Assets
Current assets:
Cash and cash equivalents	$210,174	30,475			$(159,673)	(4a)	197,862	(5a)	$278,838
Accounts receivable	71,170	68,169	(19)	3(a)			-		139,320
Inventories	6,449	4,966					-		11,415
Spare parts inventories	15,408	2,767					-		18,175
Prepaid and other current assets	15,485	3,580	19	3(a)			-		19,084
Total current assets	318,686	109,957	-		(159,673)		197,862		466,832
Property, plant and equipment, net	934,660	145,161			132,423	(4b)	-		1,212,244
Goodwill					87,272	(4c)	-		87,272
Intangible assets, net	-	896	1,767	3(a)	110,827	(4d)	-		113,490
Finance lease right-of-use assets	424	-			7,311	(4e)	-		7,735
Operating lease right-of-use assets	3,727	23,625			(12,757)	(4e)	-		14,595
Deferred tax assets	-	2,617			(2,617)	(4f)	-		-
Other long-term assets	4,189	114	(1,767)	3(a)			454	(5a)	2,990
Total assets	$1,261,686	$282,370	$-		$162,786		$198,316		$1,905,158
Liabilities & Members' Equity
Current liabilities:
Accounts payable	$60,882	30,214							$91,096
Accounts payable - related parties	277	-							277
Accrued liabilities	28,458	16,412			(4,285)	(4g)	-		40,585
Current portion of long-term debt	-	3,121			-		17,419	(5a)	20,540
Other current liabilities	2,975	16,239	1,210	3(a)	2,223	(4e), (4k)	-		22,647
Total current liabilities	92,592	65,986	1,210		(2,062)		17,419		175,145
Long-term debt, net of discount and deferred financing costs	172,820	454			109,161	(4h)	180,897	(5a)	463,332
Deferred tax liabilities	121,529	-			70,013	(4f)	-		191,542
Deferred revenues	-	10,514			-		-		10,514
Operating lease liabilities, net of current portion	-	10,821			(6,342)	(4e)	-		4,479
Other long-term liabilities	6,921	4,396	(1,210)	3(a)	3,499	(4e), (4i)	-		13,606
Total liabilities	393,862	92,171	-		174,269		198,316		858,618
Shareholders' / Members' equity:
Parent's net investment	-	55,717			(55,717)	4(j)	-		-
Preferred Stock	-	-			-		-		-
Common Stock	1,000	-			97	(4l)	-		1,097
Additional paid-in-capital	908,079	-			188,985	(4l)	-		1,097,064
Retained earnings (accumulated deficit)	(41,255)	134,482			(144,848)	(4m)	-		(51,621)
Total members' and stockholders' equity (deficit)	867,824	190,199	-		(11,483)		-		1,046,540
Total liabilities, members' and stockholders' equity (deficit)	$1,261,686	$282,370	$-		$162,786		$198,316		$1,905,158

ATLAS ENERGY SOLUTIONS INC.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the Year Ended December 31, 2023

(In thousands, except per share data)

	Atlas Energy Solutions Inc.	Hi-Crush Inc.	Reclassification Adjustments	(Note)	Transaction Adjustments	(Note)	Financing Adjustments	(Note)	Pro Forma Combined	(Note)
Product sales	$468,119		$252,431	(3b)					$720,550
Service sales	145,841		335,082	(3b)					480,923
Total sales	613,960	587,513			-				1,201,473
Cost of sales (excluding depreciation, depletion and accretion expense)	260,396	420,323	(52)	(3c)	(3,540)	(4n)			677,127
Depreciation, depletion and accretion expense	39,798	18,949	(448)	(3c)	6,556	(4o)			64,855
Gross profit	313,766	148,241	500		(3,016)				459,491
Selling, general and administrative expense	48,636	24,062	314	(3c)	23,541	(4p)			96,553
Other operating (income) expenses, net	-	445	(445)	(3c)					-
Operating income	265,130	123,734	631		(26,557)				362,938
Interest (expense) income, net	(7,689)	1,236			(7,225)	(4q)	(20,148)	(5b)	(33,826)
Other income (expenses), net	430	-	(418)	(3c)					12
Income before income taxes	257,871	124,970	213		(33,782)		(20,148)		329,124
Income tax expense (benefit)	31,378	(576)	213	(3c)	41,791	(4r)			72,806
Net income	$226,493	$125,546	$-		$(75,573)		$(20,148)		$256,318
Less: Pre-IPO net income attributable to Atlas Sand Company, LLC	54,561				(54,561)	(4s)			-
Less: Net income attributable to redeemable noncontrolling interest	66,503				(66,503)	(4s)			-
Net income attributable to Atlas Energy Solutions, Inc.	$105,429	$125,546	$-		$45,491		$(20,148)		$256,318
Net income per common share
Basic	$1.50								$2.34	(6)
Diluted	$1.48								$2.32	(6)
Weighted average common shares outstanding
Basic	70,450				39,286	(6)			109,736	(6)
Diluted	71,035				39,286	(6)			110,321	(6)

Notes to Pro Forma Financial Statements

(Amounts in Thousands, Unless Stated Otherwise)

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information is prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and Article 11 of Regulation S-X.

The historical consolidated and combined carve-out financial statements of the Company and Hi-Crush, respectively, were prepared in accordance with U.S. GAAP and are presented in thousands. The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of the Company and the combined carve-out financial statements of Hi-Crush. Certain Hi-Crush unaudited historical combined carve-out balances have been reclassified to conform to the Company’s financial statement presentation. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 gives effect to the Hi-Crush Transaction as if it had occurred on December 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 gives effect to the Hi-Crush Transaction as if it had occurred on January 1, 2023.

The historical consolidated and combined carve-out financial statements have been adjusted in the unaudited pro forma condensed combined financial information for the Corporate Reorganization Adjustments as well as transaction accounting adjustments related to the Hi-Crush Transaction.

The pro forma adjustments represent management’s estimates based on information available as of the date of the filing of the unaudited pro forma condensed combined financial information and do not reflect possible adjustments related to integration activities that have yet to be determined or transaction or other costs following the Hi-Crush Transaction. No adjustments have been made to the unaudited pro forma condensed combined financial information to reflect potential synergies or cost savings that may result from the business combination.

As discussed in Note 3, certain reclassifications were made to align Hi-Crush with Atlas’s financial statement presentation. Atlas is currently in the process of evaluating Hi-Crush’s accounting policies with the information currently available and has determined that no significant adjustments are necessary to conform Hi-Crush’s combined carve-out financial statements to the accounting policies used by Atlas outside of the lease classification adjustment as described further in Note 4(e). Therefore, the only other changes noted herein are those related to presentation alignment.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated and combined carve-out financial statements, and related notes thereto, of the Company and Hi-Crush, respectively, for the periods presented.

Note 2. Purchase Price Allocation

Fair Value Estimate of Assets Acquired and Liabilities Assumed

The Hi-Crush Transaction is accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“Topic 805”). The Company is the accounting acquirer as the Company assumed control over Hi-Crush as of the Closing Date. Topic 805 requires, among other things, that the assets acquired, and liabilities assumed be recognized at their acquisition date fair values, with any excess of the purchase price over the estimated fair values of the identifiable net assets acquired recorded as goodwill.

The purchase price was determined as follows:

Cash to sellers at close	$140,146
Company Transaction Expenses (sellers’ transaction expenses) (1)	9,019
Stock Consideration (2)	189,082
Deferred Cash Consideration Note (1), (3)	109,253
Adjustment Holdback Amount (1)	5,338
Stockholders' Representative's Expense Fund (1)	50
Total Purchase Consideration	$452,888

(1)	Refer to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2024, for definitions of these terms.
(2)	Stock Consideration is measured at fair value as of the Closing Date by taking the product of (a) the Closing Shares of 9,711,432 as defined in the Merger Agreement and (b) the low price per share of $19.47 on March 5, 2024, which is in line with ASC 820, “Fair Value Measurement” and company policy as an accounting policy election under ASC 235, “Notes to Financial Statements”.
(3)	Deferred Cash Consideration Note is measured at fair value by using an income approach, which involves taking the average of the present value of the cash flows discounted at the market rate using a coupon rate of 5.00% and 7.00%, respectively, as outlined in the underlying agreement and discussed in the Introduction of this Form 8-K. The market rate was sourced through analysis of the existing debt facilities of the Purchaser and prevailing market rates as of the issuance date (March 5, 2024).

The table below summarized the preliminary allocation of the purchase price to the fair values of Hi-Crush tangible and intangible assets acquired and liabilities assumed as of December 31, 2023:

Fair Value
Cash and cash equivalents	30,475
Accounts receivable	68,149
Inventories	4,966
Spare parts inventories	2,767
Prepaid expenses and other current assets	3,580
Property, plant and equipment	277,584
Intangible assets	111,723
Finance lease right-of-use assets	7,311
Operating lease right-of-use assets	10,868
Accounts payable	(25,930)
Accrued liabilities	(16,412)
Current portion of long-term debt	(3,121)
Other current liabilities	(12,989)
Long-term debt, net of discount and deferred financing costs	(454)
Deferred tax liabilities	(70,013)
Other long-term liabilities	(22,888)
Goodwill	87,272
Total Purchase Consideration	$452,888

The acquisition method of accounting incorporates fair value measurements that can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

The preliminary allocation of the total purchase price in the Hi-Crush Transaction, on a relative fair value basis, is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of the date of the closing of the Hi-Crush Transaction using currently available information. Because the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on our financial position and results of operations may differ significantly from the pro forma amounts included herein.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to changes in the estimated fair value of assets acquired and liabilities assumed as of the date of the closing of the Hi-Crush Transaction, which could result from changes in future oil and natural gas commodity prices, reserve estimates, interest rates, as well as other factors.

Note 3. Reclassification Adjustments

During the preparation of the unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Hi-Crush’s combined carve-out financial information to identify differences in financial statement presentation compared to the presentation of the Company. Management also carried out an analysis of the combined financial statements of the Company and Hi-Crush to identify any additional presentation requirements resulting from newly combined balances. Certain reclassifications have been made to the presentation to conform to the Company’s financial statement presentation.

a.	To conform Hi-Crush’s presentation of financial statements with that of Atlas, $19 of accounts receivable and $1,210 of other long-term liabilities representing the short-term portion of Hi-Crush’s asset retirement obligation as further discussed in Note 4(i) were reclassified to prepaid and other current assets and other current liabilities, respectively. In addition, in order to present intangible assets as a separate financial statement line item, $1,767 of Atlas’ other long-term assets were reclassified to intangible assets. In addition, the Company aligned the certain leases to conform with the Company ASC 842 leasing policy. This resulted in reclasses between operating lease and finance lease classification based on judgmental assessments of the ASC 842 criteria for finance leases. As these leases were additional impacted by acquisition day accounting and the use of an Atlas’s IBR; the adjustments are shown in Note 4(e).

b.	The adjustment reclasses Hi-Crush’s historical revenue presentation to conform to that of the Company, which breaks out Total sales between Product sales and Service sales.

c.	The following summarizes the net pro forma reclassification adjustment to the pro forma condensed combined statement of operations by financial statement line item to conform Hi-Crush’s historical presentation to that of the Company.

Cost of sales	$(52)
Depreciation, depletion and accretion expense	(448)
Selling, general and administrative expense	314
Other operating (income) expenses, net	(445)
Other income (expenses), net	(418)
Income tax expense (benefit)	213
Net pro forma reclassification adjustment to statement of operations	-

Note 4. Transaction Adjustments

Reflects the $159,673 adjustment to cash related to the proceeds used to pay the cash component of consideration transferred in connection with the Hi-Crush Transaction as described in Note 2 - Purchase Price Allocation. This includes the related transaction costs in connection with the Hi-Crush Transaction including the seller transaction costs of $9,019 paid by the Company and included in the purchase price as shown in Note 2 and $10,366 of the Company's transaction costs as further reflected in Note 4(p) below.

a.

Cash Consideration	$(140,146)
Transaction Costs	(19,385)
Deferred Cash Consideration Note Financing Fees	(92)
Stockholders’ Representative’s Expense Fund	(50)
Pro forma net adjustment to cash and cash equivalents	$(159,673)

b.	The pro forma property, plant and equipment adjustments are calculated based on the fair value of the acquired assets and liabilities assumed as of the date of the Hi-Crush Transaction. The fair value of acquired property, plant and equipment was based on both available market data and a cost approach. Land was valued using the sales comparison approach, whereas the remainder of property, plant and equipment was valued using the cost approach. Under the cost approach, an estimate of the current replacement cost new (“RCN”) of the assets was developed by applying relevant trend indices. Estimates of depreciation and appropriate amounts (if applicable) for both functional and economic obsolescence were applied to the RCN of the assets to arrive at their indicated fair values. Reserves were valued using a form of the income approach known as the multi-period excess earnings method (“MPEEM”). The MPEEM is an approach where the net earnings attributable to the asset being measured are isolated from other “contributory assets” over the intangible asset’s remaining economic life.

The table below sets forth Property and equipment (“PP&E”), including reserves, recognized as a result of the Hi-Crush Transaction in accordance with ASC 805.

Property, plant, and equipment	Amount	Remaining Useful Life	Depreciation/ Depletion
Building	$3,209	27 years	$118
Land	2,180	Indefinite	-
Plant and equipment	90,264	15 years	6,099
Equipment	8,080	15 years	546
Transload Facilities and Equipment	6,959	12 years	566
Vehicles	3,105	7 years	450
Computer Hardware and Capitalized Software	855	3 years	305
Furniture & Fixtures	105	7 years	15
Asset Retirement Cost	3,883	0 to 3 years	2,734
Reserves	141,440	Unis of production of reserves	10,653
Construction in Progress	17,504		-
Removal of Hi-Crush’s historical depreciation expense			(18,169)
Removal of Hi-Crush’s historical PPE	(145,161)
Pro forma net adjustment to acquired PP&E	$132,423		$3,317

c.	Reflects the $87,272 adjustment to goodwill as a result of the Hi-Crush Transaction.

d.	The pro forma intangible adjustment is calculated based on the fair value of the acquired assets and liabilities as of the date of the Hi-Crush Transaction. The preliminary estimate of the fair value of the identifiable intangible assets was determined primarily using the income approach, which requires a forecast of all of the expected future cash flows either through the with or without method or relief-from-royalty (“RFR”) method. The fair value measurements were primarily based on significant inputs that are not observable in the market and thus represent Level 3 measurements of the fair value hierarchy as defined in ASC 820, “Fair Value Measurements.” Intangible assets consisting of the trade name and customer relationships were valued using the with or without method and the RFR method, respectively, both of which are forms of the income approach.

•	Customer relationships were valued using the with or without method. The with or without method is an approach that considers the hypothetical impact to the projected cash flows of the business if the intangibles asset were not put in place.

•	Trade name was valued using the RFR method. The RFR method of valuation suggests that in lieu of ownership, the acquirer can obtain comparable rights to use the subject asset via a license from a hypothetical third-party owner. The asset’s fair value is the present value of license fees avoided by owning it (i.e., the royalty savings).

The table below sets forth intangible assets recognized as a result of the Hi-Crush Transaction in accordance with ASC 805.

Intangible Assets	Amount	Useful Life	Amortization
Customer relationships	$96,943	10 years	$9,694
Trade name	14,780	3 years	4,927
Removal of Hi-Crush’s historical intangible assets, net and amortization	(896)		(36)
Pro forma net adjustment to acquired intangible assets	$110,827		$14,585

e.	Represents the adjustment to reflect the impact of purchase accounting as well as reclassification the classification of certain leases to conform with the Company’s ASC 842 leasing policy. This resulted in reclasses between operating lease and finance lease classification based on judgmental assessments of the ASC 842 criteria for finance leases. In addition, the Company elected the package of practical expedients permitted under the guidance within ASC 842, including the option to not include leases with an initial term of less than 12 months in the lease assets and liabilities to conform Hi-Crush’s combined carve-out financial statements to the accounting policies used by Atlas. These leases were also impacted by acquisition day accounting and the use of an Atlas’s IBR. These adjustments include the following impacts:

•	Recognition of operating right-of-use assets of $10,868 and finance right-of-use assets of $7,311 with adjustments of ($12,757) and $7,311, respectively.

•	Recognition of operating lease liability, net of current portion of $ 4,479 and finance lease liability, net of current portion of $4,012 with adjustments of ($6,342) and $4,012, respectively.

•	Recognition of current operating lease obligations of $6,388 and current finance lease obligations of $3,299, with adjustments of ($6,414) and $3,299, respectively

f.	Reflects the $70,013 adjustment for deferred taxes, consisting of deferred tax liabilities resulting from pro forma fair value adjustments primarily related to fixed assets, intangibles, and leases based on the annual effective tax rate of approximately 18.2%. Historic deferred tax assets of $2,617 related to legacy Hi-Crush operations were removed with an offset to goodwill.

g.	Reflects adjustment to remove historical dividend payable of $4,285 associated with Hi-Crush that is no longer applicable as a result of the Transaction.

h.	Reflects Deferred Cash Consideration Note at fair value and financing fees. See table below:

Deferred Cash Consideration Note, net of discount (at fair value)	$109,253
Deferred Cash Consideration Note - Financing Costs	(92)
Pro forma net adjustment to long-term debt, net of discounts and deferred financing costs	$109,161

i.	Reflects pro forma adjustment to other current liabilities for finance lease liability, net of current portion of $4,012 as outlined in Note 4(e) above and reflects pro forma net adjustment to fair value Hi-Crush’s asset retirement obligation under the Company’s assumptions.

Asset retirement obligation, long-term	$2,673
Asset retirement obligation, short-term	1,210
Fair value of asset retirement obligation	3,883
Less: Hi-Crush asset retirement obligation	(4,396)
Pro forma net adjustment to asset retirement obligation	(513)

j.	Reflects elimination of Hi-Crush’s historical equity.

k.	Reflects pro forma net adjustment to other current liabilities, including net current lease obligations of ($3,115) as outlined in Note 4(e) above and Adjustment Holdback Amount of $5,338 as outlined in Note 2 above.

l.	Reflects issuance of 9,711,432 shares of common stock par value $0.01 per share based on the low price per share of $19.47 on March 5, 2024, which is in line with ASC 820, “Fair Value Measurement”.

Shares	9,711
Price	$19.47
Equity consideration	$189,082
Par value – adjustment to Common Stock	97
Pro forma net adjustment to Additional paid-in-capital	$188,985

m.	The total pro forma adjustment to Atlas retained earnings is summarized below:

Elimination of historical equity balance of Hi-Crush	$(134,482)
Non-recurring Transaction-related expenses	(10,366)
Pro forma net adjustment to retained earnings (accumulated deficit)	$(144,848)

n.	Reflects reclass of deprecation, of $3,239, and interest of $301, associated with Hi-Crush finance leases as described in Note 4(o) and Note 4(q), respectively. This adjustment relates to reclassifications and purchase accounting as further discussed in Note 4(e).

o.	Reflects pro forma impact to depreciation expense:

Amount
Reflects pro forma impact to depreciation expense related to PPE further described above in Note 4(b)	$3,317
Reflects pro forma impact to depreciation expense related to finance leases further described above in Note 4(e)	3,239
Pro forma net adjustment to depreciation, depletion and accretion expense	6,556

p.	Represents adjustments to Selling, general and administrative expense:

Recognition of amortization related to intangible assets acquired (see Note 4d)	$14,585
Atlas transaction costs	10,366
Removal of historical Hi-Crush stock-based compensation expense related to Hi-Crush equity awards	(910)
Removal of historical depreciation and amortization related to SG&A	(500)
Pro forma net adjustment to selling, general and administrative expense	$23,541

q.	Reflects adjustment to interest expense related to the Deferred Cash Consideration Note and Hi-Crush leases:

	Debt Amount	Interest Rate	Interest Amount
Recognition of additional interest expense for deferred cash consideration note (see Note 4(h))(1)	$109,253	0.05	$(5,463)
Recognition of the additional interest expense from the amortization of debt discount and deferred financing costs (see Note 4(h))			(1,461)
Recognition of interest expense related to finance leases			(301)
Pro forma net adjustment to interest (expense) income, net			$(7,225)

r.	Reflects the income tax impact of the acquisition accounting adjustments utilizing an estimated blended statutory income tax rate of approximately 22% for the year ended December 31, 2023. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on activities following the consummation of the Hi-Crush Transaction, including cash needs, the geographical mix of income and changes in tax law.

s.	Reflects the removal of pre-IPO net income attributable to Atlas LLC and redeemable noncontrolling interest as all Transactions deemed to have occurred as of January 1, 2023 for the purposes of this pro forma statement of operations presented.

(1)	The interest rate on this loan is fixed.

Note 5. Financing Adjustments

a.	The table below sets forth debt recognized to fund the Hi-Crush Transaction:

2023 Term Loan Credit Facility	$150,000
2023 ABL Credit Facility	50,000
Total debt	$200,000
Less: Current portion of long-term debt	(17,419)
Less: Debt issuance costs and debt discount related to Term Loan	(1,684)
Pro forma net adjustment to Long-term debt, net of discount and deferred financing costs	$180,897

Also reflects deferred financing costs of $454 related to the 2023 ABL Credit Facility classified within other assets on the condensed combined balance sheet.

b.	The adjustment to record interest expense assumes the Term Loan Credit Facility was obtained and ABL Credit Facility drawn on January 1, 2023.

	Debt Amount	Interest Rate	Interest Amount
Recognition of additional interest expense for 2023 Term Loan Credit Facility(1)	$150,000	0.11	$(16,290)
Recognition of additional interest expense from the 2023 ABL Credit Facility(2)	$50,000	0.07	$(3,466)
Recognition of the additional interest expense from the amortization of debt issuance costs and debt discount			(392)
Pro forma net adjustment to interest (expense) income, net			$(20,148)

Note 6. Pro Forma Earnings Per Share Information

Both the pro forma basic and diluted weighted average shares outstanding are inclusive of additional Class A Common Stock related to the Hi-Crush Transaction and Up-C Simplification. For the purposes of these pro forma financial statements, these transactions were deemed to have occurred as of January 1, 2023 and deemed outstanding for the year ended December 31, 2023.

(in thousands, except per share data)	For the Year Ended December 31, 2023
Pro forma net income attributable to Atlas Energy Solutions, Inc.	$256,318

Basic weighted average common shares outstanding
Basic average common shares outstanding	70,450
Class A common shares issued related to the Hi-Crush Transaction	9,711
Additional weighted average impact of common shares as a result of the Up-C Simplification	29,575
Basic weighted average common shares outstanding used in pro forma net earnings per share	109,736

Pro forma net income per common share, basic	$2.34

Diluted weighted average common shares outstanding used in pro forma net earnings per share	110,321

Pro forma net income per common share, diluted	$2.32

(1)	This loan is fixed.
(2)	The ABL Credit Facility has a variable rate at Term SOFR. A 1/8 increase in variance interest rates would result in a change in interest expense of approximately $60 for the year ended December 31, 2023.